Exhibit 99.1

Gap Inc. Confirms Nancy Green as President and CEO of Old Navy

SAN FRANCISCO – October 8, 2020 – Gap Inc. (NYSE: GPS) today announced the appointment of Nancy Green as the President and CEO of Old Navy, the company’s largest brand. Green will report to Sonia Syngal, CEO of Gap Inc. and will serve on the company’s senior leadership team. Green has served as interim head of Old Navy since March and was previously President and Chief Creative Officer of the brand.

“Nancy is a visionary leader who brings deep customer empathy to her role every day. She has led the brand through one of the most challenging periods in its 26-year history, and the team has delivered strong results through compelling creative and product execution,” said Sonia Syngal, CEO, Gap Inc. “Under Nancy’s purpose-led leadership, the brand has grown a formidable billion-dollar Active and Fleece business, launched new omni-channel experiences, and doubled down on Old Navy’s promise to welcome everyone through fun, fashion, family and value. I look forward to watching her and the team further grow the brand and its social impact at a time when it matters most.”

“I’m thrilled to lead Old Navy – a brand that serves millions of customers with strong values that plays an important role in serving the needs of millions of families and communities,” said Nancy Green, President and CEO of Old Navy. “Old Navy has always stood for the democracy of style, and we have the unique ability and scale to bring that mission to life in how we deliver new product, experiences and style to customers of all sizes, shapes and backgrounds. I am so proud to have the opportunity to lead this team into the future.”

Prior to joining Old Navy in August 2019, Green served as President and CEO of Athleta where she helped grow the brand from $250 million to a nearly $1 billion purpose-led business for active women and girls. In 2018, Nancy was instrumental in Athleta becoming the first apparel company of its size and scale to achieve B Corp Certification. During her career with Gap Inc., Green has also held multiple roles in the Old Navy brand, including the early growth years of the brand and again from 2010 to 2012 when she led product, design and visual merchandising. It was under her leadership that the brand focused on balancing innovation in core categories and launched the iconic Rockstar jean and Pixie pant, as well as the Active business. Beyond Gap Inc., Green has served as CEO of Shabby Chic, where she partnered with the founder to create a vision and growth strategy for a multi-channel lifestyle brand. She also ran the Pottery Barn main division of Williams-Sonoma, Inc as General Manager and Executive Vice President from 2003-2007 during a significant growth phase from $1 billion to $2 billion.

Green serves on the Board of Directors of Allbirds, as well as the Gap Foundation Board of Trustees, and is a council member of the women’s executive leadership organization C200. She holds a bachelor’s degree from the University of California, Berkeley.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2019 net sales were $16.4 billion. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

About Old Navy
Old Navy is a global apparel and accessories brand that makes current American essentials accessible to every family. Originated in 1994, the brand celebrates the democracy of style through on-trend, playfully optimistic, affordable and high-quality products. A division of San Francisco-based Gap Inc. (NYSE: GPS), Old Navy brings a fun, energizing shopping environment to its customers in more than 1,200 stores around the world. For more information, please visit www.oldnavy.com.

Media Relations Contact:
Sandy Goldberg
(415) 427-3022
Press@gap.com

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com